UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 9, 2024

Canopy Growth Corporation

(Exact name of registrant as specified in its charter)

Canada	001-38496	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Hershey Drive Smiths Falls, Ontario	K7A 0A8
(Address of principal executive officers)	(Zip Code)

(855) 558-9333

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value	CGC	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry Into a Material Definitive Agreement.

The information set forth in Item 1.02 below is incorporated by reference into this Item 1.01.

Item 1.02 Termination of a Material Definitive Agreement.

On January 9, 2024, Canopy Growth Corporation (the “Company”), entered into Subscription Agreements (collectively, the “Subscription Agreements”) with certain institutional investors (collectively, the “Investors”) pursuant to which the Company agreed sell to the Investors an aggregate of 6,993,007 units (each a “Unit” and, collectively, the “Units”) of the Company at a price of $4.29 per Unit in a private placement (the “Private Placement”) for approximate gross proceeds of US$30 million. Following the announcement of the Private Placement and prior to closing, the Company received information from a third party that such third party could not complete certain tasks in a timely manner, which would result in delays outside of the Company’s control and impact the Company’s ability to satisfy customary closing requirements. Due to this, and based on mutual agreement with the Investors, the Company terminated the Subscription Agreements on January 12, 2024. As a result of such termination, no securities will be sold pursuant to the Private Placement. The Company expects to be in position to complete customary closing requirements in the next few weeks, and the Company continues to have sufficient liquidity, including through its cash on hand, debt facilities, and other expected sources of financing. The Company expects to report its fiscal third quarter financial results on February 9, 2024.

Each Unit was to be comprised of (a) one common share of the Company (a “Common Share”) and (b) either (i) one Series A Common Share purchase warrant (a “Series A Warrant”) or (ii) one Series B Common Share purchase warrant (a “Series B Warrant” and, together with the Series A Warrants, the “Warrants”). Each Warrant was to entitle the holder to acquire one Common Share from the Company at a price equal to US$4.83. The Series A Warrants were to be exercisable immediately following the closing of the Private Placement for a period of five years from such date and the Series B Warrants were to be exercisable for a period commencing on the date that is six-months following the closing of the Private Placement and ending on the date that is five years following such date.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.02 above and Item 8.01 below related to the Private Placement are incorporated by reference into this Item 3.02. The issuance of the Common Shares and the Warrants underlying the Units and the Common Shares underlying the Warrants was to be made in reliance on the exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 8.01 Other Events.

In connection with the Private Placement, the Company entered into an engagement letter with the Placement Agents (the “Engagement Letter”), pursuant to which the Company agreed to pay the Placement Agents a cash fee equal to 4.5% of the gross proceeds received by the Company in the Private Placement (the “Cash Fee”), in addition to the reimbursement for certain reasonable expenses. The Engagement Letter contains customary representations, warranties, terms and conditions, including for indemnification of the Placement Agents by the Company. Because the Private Placement did not close, no proceeds were received by the Company and no Cash Fee is owed to the Placement Agents.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANOPY GROWTH CORPORATION

/s/ Judy Hong

Dated: January 12, 2024	By:	Judy Hong
Chief Financial Officer